As filed with the Securities and Exchange Commission on September 1, 2020

Registration No. 333 -

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

TARONIS FUELS, INC.

(Exact name of registrant as specified in its charter)

Delaware	3559	32-0547454
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

24980 N. 83rd Avenue, Ste. 100

Peoria, Arizona 85383

(866) 370-3835

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Tyler B. Wilson, Esq.

Chief Financial Officer

& General Counsel

24980 N. 83rd Avenue, Ste. 100

Peoria, Arizona 85383

(866) 370-3835

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	[ ]	Accelerated filer	[ ]

Non-accelerated filer	[X]	Smaller reporting company	[X]

		Emerging growth company	[X]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be Registered(1)		Proposed Maximum Offering Price Per Share(4)	Maximum Aggregate Offering Price(4)	Amount of Registration Fee
Common Stock, par value $0.000001 per share	12,500,000	(2)	$0.14	$1,750,000	$227.15
Common Stock, par value $0.000001 per share, issuable upon the exercise of warrants to purchase common stock	93,500,000	(3)	$0.14	$13,090,000	$1,699.08
Total	106,000,000		$0.14	$14,840,000	$1,926.23

(1)	Represents shares of the Registrant’s Common Stock which may be sold by the selling stockholders named in this registration statement. Pursuant to Rule 416 of the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers such indeterminate number of shares of the Registrant’s Common Stock as may be issuable to prevent dilution resulting from stock splits, stock dividends, and similar events.
(2)

All 12,500,000 shares of Common Stock may be sold by those certain selling stockholders named in this Registration Statement holding such shares, all of which were acquired by such selling stockholders, and issued by the Registrant, in a private placement offering that occurred during June 2020 and July 2020 in reliance on Regulation D, Rule 506(b) under the Securities Act.

(3)	All 93,500,000 shares of Common Stock issuable upon the exercise of warrants to purchase Common Stock may be sold by the certain selling stockholders named in this Registration Statement upon the exercise of such warrants by those selling stockholders holding the warrants, all of which were acquired by such selling stockholders, and issued by the Registrant, in a private placement offering that occurred during July 2020 and August 2020 in reliance on Regulation D, Rule 506(b) under the Securities Act.

(4)	Estimated in accordance with Rule 457(c) solely for the purpose of calculating the amount of the registration fee based on the average of the high and low sales prices of the Registrant’s Common Stock as quoted on the OTCQB on August 28, 2020, which is within five business days prior to filing this Registration Statement.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and neither we nor the selling stockholders are soliciting offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to completion, dated September 1, 2020

PROSPECTUS

Up to 12,500,000 Shares of Common Stock and 93,500,000 Shares of Common Stock underlying Common Stock Warrants

This prospectus relates to the resale by the selling stockholders identified herein of up to an aggregate of 106,000,000 shares of our Common Stock, par value $0.000001 per share. The Common Stock offered on a resale basis by the selling stockholders consists of (i) up to 12,500,000 shares of Common Stock held by certain selling stockholders and (ii) up to 93,500,000 shares of Common Stock issuable upon the exercise of warrants to purchase common stock (the “Warrants”) held by certain other selling stockholders. We issued and sold the shares of Common Stock and the Warrants to certain accredited investors, identified herein collectively as the selling stockholders, in two separate private placement offerings that occurred during June 2020, July 2020, and August 2020 pursuant to securities purchase agreements in reliance on Regulation D, Rule 506(b) under the Securities Act of 1933, as amended (“Securities Act”).

We are not selling any shares of Common Stock and will not receive any proceeds from the Common Stock sold by the selling stockholders under this Registration Statement. Upon any exercise of the Warrants by payment of cash, however, we will receive the exercise price of the Warrants.

We have agreed to bear all of the expenses incurred in connection with the registration of these shares. The selling stockholders will pay or assume underwriting discounts, brokerage commissions, and similar charges, if any, incurred in connection with the sale of shares.

The selling stockholders identified in this Registration Statement, or their pledgees, donees, transferees or other successors-in-interest, may offer the shares from time to time through public or private transactions. The shares of Common Stock may be offered at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices. For additional information on the methods of sale that may be used by the selling stockholders, see the section entitled “Plan of Distribution” on page 18 of this Registration Statement. For a list of the selling stockholders, see the section entitled “Selling Stockholders” on page 13 of this Registration Statement.

We may amend or supplement this Registration Statement from time to time by filing amendments or supplements as required. You should read the entire Registration Statement and any amendments or supplements carefully before you make your investment decision.

Our common stock is listed on the OTCQB under the symbol “TRNF.” On August 28, 2020, the last reported sale price of our common stock was $0.134 per share.

Investing in these securities involves certain risks. Before making any investment in these securities, you should carefully consider the risks and uncertainties described in the section entitled “Risk Factors” beginning on page 7 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is         , 2020

ABOUT THIS PROSPECTUS

You should rely only on the information contained in or incorporated by reference into this prospectus. Neither we nor the selling stockholders have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. The selling stockholders will not make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. This prospectus does not constitute, and many not be used in connection with, an offer to sell, or a solicitation of an offer to buy, the Common Stock offered by this prospectus by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation.

You should assume that the information appearing in this prospectus is accurate as of the date on its cover regardless of the time of delivery of this prospectus or any sale of the Common Stock, and that any information incorporated by reference is accurate only as of the date of the document incorporated by reference, unless we indicate otherwise. Our business, financial condition, results of operations and prospects may have changed since those dates.

It is important for you to read and consider all of the information contained in this prospectus in making your investment decision. To understand the offering fully and for a more complete description of the offering you should read this entire document carefully, including particularly the “Risk Factors” section beginning on page 7. You should also read and consider the information in the documents to which we have referred you to in the sections entitled “Where You Can Find Additional Information” and “Incorporation of Certain Information by Reference.”

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus (including any documents incorporated by reference herein) contains statements with respect to us which constitute ‘‘forward-looking statements’’ within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are intended to be covered by the ‘‘safe harbor’’ created by those sections. Forward-looking statements, which are based on certain assumptions and reflect our plans, estimates and beliefs, can generally be identified by the use of forward-looking terms such as “believes,” “expects,” “may,” “will,” “should,” “could,” “seek,” “intends,” “plans,” “estimates,” “anticipates,” “projects,” “would,” or other comparable terms. These forward-looking statements include, but are not limited to, statements concerning future events, our future financial performance, business strategy and plans and objectives of management for future operations. Our actual results could differ materially from those discussed in any forward-looking statements we make. Factors that could cause or contribute to these differences include those discussed in “Risk Factors” and in the documents incorporated by reference herein, and presently unknown risks or uncertainties that may arise in the future.

We caution readers not to place undue reliance upon any such forward-looking statements, which speak only as of the date they are made. We disclaim any obligation, except as specifically required by law and the rules of the Securities and Exchange Commission, to publicly update or revise any such statements to reflect any change in company expectations or in events, conditions or circumstances on which any such statements may be based, or that may affect the likelihood that actual results will differ from those set forth in the forward-looking statements.

You should read this prospectus and the documents that we incorporate by reference herein and have filed as exhibits to the registration statement, of which this prospectus is part, completely and with the understanding that our actual future results may be materially different from what we expect. You should assume that the information appearing in this prospectus is accurate as of the date on the cover of this prospectus only. Our business, financial condition, results of operations and prospects may change. We may not update these forward-looking statements, even though our situation may change in the future, unless we have obligations under the federal securities laws to update and disclose material developments related to previously disclosed information. We qualify all of the information presented in this prospectus, and particularly our forward-looking statements, by these cautionary statements.

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PROSPECTUS SUMMARY

The following summary highlights certain information contained elsewhere in this prospectus and the documents incorporated by reference herein. This summary provides an overview of selected information and does not contain all the information that you should consider before investing in our securities. Therefore, you should carefully read the entire prospectus and the documents incorporated by reference herein, including “Risk Factors” and the consolidated financial statements and related notes, before making an investment decision. All references to “we,” “us,” “our,” and the “company” mean Taronis Fuels, Inc. and its subsidiaries.

Company Overview

We are a renewable fuel and power generation company. Our primary business objective is the production of sustainable, socially responsible alternatives to existing fossil fuel and industrial gas products. Our first commercially viable product is a metal cutting fuel called “MagneGas”. MagneGas is a proprietary synthetic gas comprised primarily of hydrogen that is produced by the Company from its patented Venturi® Flow Submerged Plasma Arc Gasification Units (“Gasification Units”). MagneGas is comprised primarily of hydrogen and created through a patented protected process.

About “MagneGas”

“MagneGas” is the Company’s clean, renewable, environmentally sustainable metal cutting fuel. MagneGas is a synthetic gas comprised primarily of ionized hydrogen gas that is sold as an alternative product substitute for existing fossil fuel-based metal cutting fuels, such as acetylene and propane. MagneGas is made by running a feedstock input through the Gasification Unit. We primarily use medical grade waste ethanol as our chosen input to create MagneGas. Below is a graphic depiction of the process:

Venturi® Flow Submerged Plasma Arc Gasification Unit Overview

●	We produce renewable gases using our fully patented submerged plasma arc technology.

●	Our Venturi flow design enables us to closely manage the speed of fluids passing near the plasma arc.

●	This allows us to manage the residence time, or close proximity to the heat & energy of the plasma arc.

●	The combination of our patents and trade secrets are the driving force behind the economic superiority of our gasification process.

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Strategy; Product Distribution

The Company utilizes three operational business strategies globally.

In the United States, we operate a retail and wholesale model for our industrial gas and welding supply distribution locations branded as “MagneGas Welding Supply”. Our 28 industrial gas retail locations are spread across the southern United States, but are localized in the largest markets for the consumption of industrial gases and welding supplies, including California and Texas. Our MagneGas Welding Supply stores sell and distribute a full line of industrial gases and welding equipment and services to a wide range of end users including metalworking, manufacturing, utility power plants, medical, agriculture, transportation, repair, demolition, salvage and a number of other industries.

In addition to the suite of industrial gases and welding supplies we sell through MagneGas Welding Supply, we also market and sell our core proprietary synthetic fuel, MagneGas as a clean, renewable, superior alternative to acetylene - a fossil fuel-based product. We currently have operational Gasification Units in Florida and Texas. Since 2017, we have significantly expanded the range we are able to distribute MagneGas and are now able to more efficiently address markets within a 1,000-mile radius of our production hubs in Florida and Texas. Within the next year, we plan to add one or more Gasification Units in Arizona to serve the western United States.

Internationally we operate two additional business models. Our international strategy focuses on the key technological and environmental advantages of MagneGas to disrupt a $7 billion industry outside the United States. We have focused our development initiatives in economies that prioritize water conservation, sustainability and safety. MagneGas has a zero-water consumption footprint, is the only known renewable metal cutting fuel on the planet and has been proven in numerous independent studies to be safer than acetylene. For these reasons, we have initially prioritized expansion into markets that legislate with a view toward environmental conservation and sustainability, specifically water constrained economies in the middle east and the sustainability focused economies of greater Europe.

The first model is a sales and joint venture structure for the sale of Gasification Units and the production of MagneGas through joint ventures or direct sales relationships to industrial consumers of metal cutting fuels looking to replace acetylene with MagneGas.

Our second international business model is an owner-operated model where we operate our Gasification Units in strategic locations for the production and sale of MagneGas directly to end-users.

We plan to continue to grow our U.S. retail and wholesale model by expanding the use and adoption of MagneGas and through measured acquisitions of independent industrial gas and welding supply distributors in key markets throughout the U.S. Additionally, we anticipate scaling international expansion of Gasification Unit sales through the establishment of additional joint venture relationships and direct sales to end users. We seek to deliver a renewable and sustainable alternative to propane by 2022 and a sustainable alternative to existing bio-fuel micro grid power generation by 2025.

In the year to come we plan to continue to promote MagneGas as a cleaner, safer, smarter alternative to the incumbent fossil fuel-based products globally.

Competitive Business Conditions

The competitive landscape in which our business operates is comprised of several major players, such as Linde, Airgas, Matheson, and Air Products, to name a few, and a number of smaller regional and independent distributors which compete for market share in certain geographical areas.

Governmental Approval

The transportation of our gas products, including MagneGas, in the United States is regulated by the U.S. Department of Transportation (“DOT”). The operation of our retail locations is regulated by the Occupational Safety and Health Administration (“OSHA”). That said, most of our welding supply products and the applications for which they are used are not subject to governmental approval, although we are subject to state and local licensing requirements. Internationally, local and national governments and agencies govern the sale and transportation of our products.

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Governmental Regulations

In the United States, we are regulated by the DOT and state transportation agencies in the method of storage and transportation of the gases we make and sell. Internationally, various similar national and local regulatory bodies govern the production, transportation and sale of our Gasification Units and MagneGas in each country where we intend to operate or sell our products or technology. We believe that our current operations are fully compliant with applicable the local, state and federal regulations where we operate.

Key Factors Affecting Performance

Sales of Gasification Units, Gases and Welding Supplies

We generate substantially all of our revenue through the sale of Gasification Units, industrial gases and welding equipment for a wide range of end market users. In some cases, we generate revenue from the sale of services.

Utilization of Our Products

We believe there is significant opportunity to increase awareness for and the use of MagneGas as an alternative to acetylene and propane. Our product is environmentally friendly, renewable and burns clean. It has been independently demonstrated to be a safer alternative to acetylene. Our product is also priced significantly less than acetylene. We believe that as more of our present and future customers realize the potential benefits of MagneGas, our market share will expand, our sales will continue to grow and diversify.

Investment in Infrastructure and Growth

Our ability to increase our sales of industrial gases and welding equipment and the ancillary services we offer and to further penetrate our target markets is dependent in large part on our ability to invest in our infrastructure and in our sales and marketing efforts. We continue to invest in value-added infrastructure, such as gasification units, gas fill plants and gas cylinders to serve our end clients. In order to drive future growth, we plan to hire additional sales and customer support personnel and to invest in marketing our products to our target customers both in the United States and internationally. We believe this will lead to corresponding increases in our operating expenses, and thus may negatively impact our operating results in the short term, although we believe that these investments will grow and improve our business and financial condition over the long term.

Increased System Efficiency for Greater Fuel Output

We continue to conduct ongoing research and development to discover new methods to increase efficiency and reduce the cost of the production of our fuels. Since 2012, we have reduced our proprietary production costs by 88% and are working diligently to reduce costs by another 25% in the next year, which we believe will further enable our pricing competitiveness relative to acetylene. During the last two fiscal years, we typically have periodically expanded our research and development team in order to support these technology driven enhancements to our propriety manufacturing processes.

Employees

As of August 28, 2020, we employed 218 full-time employees. We have occasionally used temporary employees and independent contractors to perform production and other duties. We consider our relationship with our employees to be excellent.

Properties

In the spring of 2019, we transitioned our executive team to Peoria, Arizona our corporate headquarters are located at 24980 N. 83rd Avenue, Ste. 100, Peoria, Arizona 85383. We are also in the process of building out tenant improvements at a new flagship MagneGas Welding Supply retail location and manufacturing facility located in Peoria, Arizona for the purposes of mass production of our Gasification Units, as well as the ongoing production of MagneGas for our clients in the Western regions of the United States. We also maintain an active research and development facility located at 11885 44th Street North, Clearwater, Florida.

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Nearly all of our retail locations are subject to lease arrangements, some of which provide us the option to purchase the subject real estate in the future. We are planning to or are otherwise in the process of purchasing parcels of real estate encompassing one or more of our retail locations.

Patents and Trademarks

The technology related to the Gasification Units is patented in the United States and we have or are in the process of filing patents under the Patent Cooperation Treaty in other areas of the world. We recently purchased the patents primarily related to the production of MagneGas and the manufacturing, sale and distribution of Gasification Units and related patents, trademarks and other intellectual property.

We have copyright/trademark rights to or own the following: “TARONIS FUELS”, “MAGNEGAS WELDING SUPPLY”, “MAGNEGAS”, “VENTURI”, “MAGNEGAS2”, “MAGNETOTE”, in the United States; “MAGNEGAS” and “MAGNEHYDROGEN” in Mexico; “MAGNEGAS” in Australia and New Zealand.

Research and Development

Increased System Efficiency for Greater Fuel Output

We continue to support and/or conduct ongoing research to discover methods to increase efficiency and reduce the cost of the production of our fuels. Since 2012, we have reduced our production costs by 88% and are working diligently to reduce costs by another 25% in the next 12 months, which we believe will further improve our pricing power relative to existing acetylene providers. Additionally, we are also exploring additional fuel products for new end markets as well as the potential ability to convert certain byproducts into electricity.

Corporate History

We were initially organized as a Delaware limited liability company on February 1, 2017, under the name MagneGas Welding Supply, LLC. On April 9, 2019, the Company was converted from a limited liability company to a corporation in accordance with the Delaware General Corporation Law. In conjunction with the conversion, we changed the name of the Company to Taronis Fuels, Inc. On December 5, 2019, the Company was spun off by Taronis Technologies, Inc. and all of the holders of Taronis Technologies, Inc.’s common stock on the record date of November 29, 2019, received 5 shares of Taronis Fuels for every 1 share of Taronis Technologies owned on the record date or purchased in the open market after the record date up to the distribution date of December 5, 2019.

Company Information

Our principal corporate office is located at 24980 N. 83rd Avenue, Suite 100, Peoria, Arizona 85383 and our phone number is 866-370-3835. Our corporate website address is www.taronisfuels.com.

Emerging Growth Company Status

We are an “emerging growth company” as defined in Section 2(a)(19) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). As such, we are eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. We have elected to take advantage of all of these exemptions. We will continue to be an “emerging growth company” until we meet one of the four standards set forth below.

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In addition, Section 107 of the JOBS Act also provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards, and delay compliance with new or revised accounting standards until those standards are applicable to private companies. We have elected to take advantage of the benefits of this extended transition period.

The term “emerging growth company” means an issuer that had total annual gross revenues of less than $1,070,000,000 during its most recently completed fiscal year. An issuer that is an “emerging growth company” as of the first day of that fiscal year shall continue to be deemed an emerging growth company until the earliest of: (a) The last day of the fiscal year of the issuer during which it had total annual gross revenues of $1,070,000,000 or more; (b) The last day of the fiscal year of the issuer following the fifth anniversary of the date of the first sale of common equity securities of the issuer pursuant to an effective registration statement under the Securities Act of 1933; (c) The date on which such issuer has, during the previous three year period, issued more than $1,000,000,000 in non-convertible debt; or (d) The date on which such issuer is deemed to be a large accelerated filer. As noted above, we will remain an “emerging growth company” until we have met one of the foregoing standards.

Reports to Security Holders

We file Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, registration statements and other items pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”) with the Securities and Exchange Commission (“SEC”). The SEC maintains an internet site (www.sec.gov) that contains reports, proxy and information statements regarding issuers that file electronically with the SEC.

THE OFFERING

The selling stockholders identified in this prospectus are offering on a resale basis a total of 106,000,000 shares of Common stock, of which 93,500,000 shares of Common Stock are issuable upon the exercise by certain selling stockholders of the Warrants to purchase common stock.

Common Stock offered by the selling stockholders	106,000,000

Common Stock issued and outstanding prior to the offering	174,678,603
Common Stock issued and outstanding after this offering	268,178,603 (assumes the full cash exercise by certain of the selling stockholders of the warrants to purchase 93,500,000 of Common Stock)

Use of Proceeds	We will not receive any proceeds from the sale of shares of Common Stock by the Selling Stockholders in this offering. Upon any exercise of the Warrants by payment of cash, however, we will receive the exercise price of the Warrants. See “Use of Proceeds” beginning on page 12 of this prospectus.

Market for the Offered Securities	Our Common Stock is listed on the OTCQB under the symbol “TRNF”. We do not intend to apply for listing of the Warrants on any securities exchange or nationally recognized trading system.

Risk Factors	Investing in our Common Stock involves risks. You should read the “Risk Factors” beginning on page 7 of this prospectus for a discussion of factors to carefully consider before deciding to invest in our securities.

The number of shares of our common stock outstanding is based on 174,678,603 shares of our Common Stock outstanding as of August 28, 2020 and excludes the following (in each case, as of August 28, 2020):

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●	3,277,500 shares issuable upon the exercise of options;

●	85,000,000 shares of Common Stock that are issuable upon the conversion of those certain convertible debentures issued in a private placement that closed in August 2020 (“August 2020 Financing”) based on the face value of those certain convertible debentures; and

●	93,500,000 shares of Common Stock that are issuable upon the exercise of Warrants issued in the August 2020 Financing.

Unless otherwise indicated, all information in this prospectus assumes no exercise of the outstanding options and Warrants.

RISK FACTORS

An investment in our securities involves a high degree of risk. Before investing in our securities, you should carefully consider and evaluate all of the information included and incorporated by reference in this prospectus, as well as the other risk factors incorporated herein by reference from “Item 1A. Risk Factors” of our Annual Report on Form 10-K for the year ended December 31, 2019, “Item 1A. Risk Factors” of Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2020, and “Item 1A. Risk Factors” of Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2020, as further updated by our subsequent Exchange Act filings we file with the SEC after the filing of the registration statement of which this prospectus is a part and that are, in each case, incorporated by reference herein. Any of these risks could materially and adversely affect our business, results of operations, future growth prospects, and financial condition, which in turn could materially and adversely affect the price of our common stock and the value of your investment in our securities. In these circumstances, you may lose all or part of your investment.

Risks Relating to the Common Stock

Future issuance of our common stock could dilute the interests of existing stockholders.

We may issue additional shares of our common stock in the future. The issuance of a substantial amount of common stock could have the effect of substantially diluting the interests of our current stockholders. We may also be subject to or be required to accept unfavorable terms in financings, including features that may create further dilution, such as warrants, anti-dilution features, price resets and other similar features. These types of features will make such equity financings more dilutive, but may also create additional, compounded dilution in connection with future financings as well. In addition, the sale of a substantial amount of common stock in the public market, either in the initial issuance or in a subsequent resale by the target company in an acquisition which received such common stock as consideration or by investors who acquired such common stock in a private placement, could have an adverse effect on the market price of our common stock. Significant dilution will lower our stock price and could result in the loss of our Nasdaq listing.

The market price for our common stock is volatile, which could lead to wide fluctuations in our share price. You may be unable to sell your common stock at or above your purchase price, which may result in substantial losses to you.

The market for our common stock is characterized by significant price volatility when compared to the shares of larger, more established companies that have large public floats and we expect that our share price will continue to be more volatile than the shares of such larger, more established companies for the indefinite future. The volatility in our share price is attributable to a number of factors, including the trading volume of our shares and the fact that we are considered by some to be a speculative or “risky” investment due to our lack of profits to date and uncertainty surrounding market acceptance of our products. As a consequence, some investors may be inclined to sell their shares quickly and at greater discounts than would be the case with a larger established company. Many of these factors are beyond our control and may decrease the market price of our common stock, regardless of our operating performance.

Sales of our shares issued in our recent private placements may cause the market price of our shares to decline.

In a private placement offering conducted during the summer of 2020, we issued 12,500,000 shares of Common Stock to certain selling stockholders and, in a separate private placement offering conducted in the same timeframe, we issued Warrants to purchase 93,500,000 shares of Common Stock to certain selling stockholders. We are registering with the SEC all of those shares of Common Stock and shares of Common Stock underlying those Warrants for resale as described in this prospectus. The shares issued represent a significant portion of our daily trading volume. Upon effectiveness of this registration statement of which this prospectus is a part, these shares may be freely sold in the open market. The sale of a significant amount of shares in the open market, or the perception that these sales may occur, could cause the trading price of our Common Stock to decline or become highly volatile.

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Our operating results may fluctuate significantly, and these fluctuations may cause the price of our securities to fall.

Our quarterly operating results may fluctuate significantly in the future due to a variety of factors that could affect our revenues or our expenses in any particular quarter. You should not rely on quarter-to-quarter comparisons of our results of operations as an indication of future performance. Factors that may affect our quarterly results include:

●	our entry into mergers, acquisitions, joint ventures and other strategic transactions;

●	market acceptance of our products and those of our competitors;

●	the sales and fulfillment cycle associated with our products, which is typically lengthy and subject to a number of significant risks over which we have little or no control, and the corresponding delay in our receipt of the associated revenue;

●	our ability to complete the technical milestone tests associated with our commercial agreements;

●	our ability to attract and retain key personnel;

●	development of new designs and technologies; and

●	our ability to manage our anticipated growth and expansion.

The price of shares of our common stock may not reflect our value and there can be no assurance that there will be an active market for our shares of common stock now or in the future.

The price of our common stock, when traded, may not reflect our true value. We cannot guarantee that there will be an active market for our shares of common stock either now or in the future. Market liquidity will depend, among other things, on the perception of our operating business and any steps that our management might take to bring us to the awareness of investors and we cannot guarantee that there will be any awareness generated. Consequently, investors may not be able to liquidate their investment or liquidate it at a price that reflects the value of the business. As a result, holders of our securities may have difficulty finding purchasers for our shares should they attempt to sell shares held by them. Even if a more active market should develop, the price of our shares of common stock may be highly volatile. Our shares should be purchased only by investors having no need for liquidity in their investment and who can hold our shares for an indefinite period of time.

If and when a larger trading market for our common stock develops, the market price of our common stock is still likely to be highly volatile and subject to wide fluctuations, and you may be unable to resell your shares at or above the price at which you acquired them.

The market price of our common stock is likely to be highly volatile and could be subject to wide fluctuations in response to a number of factors that are beyond our control, including, but not limited to:

●	Variations in our revenues and operating expenses;

●	Actual or anticipated changes in the estimates of our operating results or changes in stock market analyst recommendations regarding our common stock, other comparable companies or our industry generally;

●	Market conditions in our industry, the industries of our customers and the economy as a whole;

●	Actual or expected changes in our growth rates or our competitors’ growth rates;

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●	Developments in the financial markets and worldwide or regional economies;

●	Announcements of innovations or new products or services by us or our competitors;

●	Announcements by the government relating to regulations that govern our industry;

●	Sales of our common stock or other securities by us or in the open market; and

●	Changes in the market valuations of other comparable companies.

If securities or industry analysts do not publish research or reports about us, or publish negative reports about our business, our share price could decline.

Our analyst coverage is limited at this time, and if we do not maintain our analyst coverage or if other analysts do not publish research reports about us, the price of our common stock could be negatively impacted and result in limited trading volume. If we do maintain or receive analyst coverage in the future, any negative reports published by such analysts could have similar effects.

If our shares of common stock become subject to the penny stock rules, it would become more difficult to trade our shares.

The U.S. Securities and Exchange Commission has adopted rules that regulate broker-dealer practices in connection with transactions in penny stocks. Penny stocks are generally equity securities with a price per share of less than $5.00, other than securities registered on certain national securities exchanges or authorized for quotation on certain automated quotation systems, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system. If we do not obtain or retain a listing on a national exchange, and if the price of our common stock is less than $5.00 per share, our common stock will be deemed a penny stock. The penny stock rules require a broker-dealer, before effecting a transaction in a penny stock not otherwise exempt from those rules, to deliver a standardized risk disclosure document containing specified information. In addition, the penny stock rules require that, before effecting any such transaction in a penny stock not otherwise exempt from those rules, a broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive (i) the purchaser’s written acknowledgment of the receipt of a risk disclosure statement; (ii) a written agreement to transactions involving penny stocks; and (iii) a signed and dated copy of a written suitability statement. These disclosure requirements may have the effect of reducing the trading activity in the secondary market for our common stock, and therefore stockholders may have difficulty selling their shares.

FINRA sales practice requirements may also limit a stockholder’s ability to buy and sell our securities.

In addition to the “penny stock” rules described above, the Financial Industry Regulatory Authority (“FINRA”) has adopted rules that require that in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative low-priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status, investment objectives and other information. Under interpretations of these rules, FINRA believes that there is a high probability that speculative low-priced securities will not be suitable for at least some customers. The FINRA requirements may make it more difficult for broker-dealers to recommend that their customers buy our securities, which may limit a stockholder’s ability to buy and sell our securities and have an adverse effect on the market for our securities.

We do not intend to pay dividends for the foreseeable future, and as a result you must rely on increases in the market price of our common stock for returns on your equity investment.

For the foreseeable future, we intend to retain any earnings to finance the development and expansion of our business, and we do not anticipate paying any cash dividends on our common stock. Accordingly, investors must be prepared to rely on sales of their common stock after price appreciation to earn an investment return, which may never occur. Investors seeking cash dividends should not purchase our common stock. Any determination to pay dividends in the future will be made at the discretion of our Board and will depend on our results of operations, financial condition, contractual restrictions, restrictions imposed by applicable law and other factors our Board deems relevant.

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Being a public company is expensive and could adversely affect our ability to attract and retain qualified officers and directors.

Following the completion of the spin-off from Taronis Technologies, Inc., we became a public company and we are now subject to the reporting requirements of the Securities Exchange Act of 1934. These requirements generate significant accounting, legal, and financial compliance costs, and make some activities more difficult, time consuming or costly than they would otherwise be, and may place significant strain on our personnel and resources. These rules and regulations applicable to public companies, and the risks involved in serving as an officer or director of a public company, may also make it more difficult and expensive for us to obtain director and officer liability insurance, and to recruit and retain qualified officers and directors.

If we are unable to implement and maintain effective internal control over financial reporting in the future, investors may lose confidence in the accuracy and completeness of our financial reports and the market price of our common stock may decline.

As a public company, we are required to maintain internal control over financial reporting and to report any material weaknesses in such internal control. Further, we are required to report any changes in internal controls on a quarterly basis. In addition, we are required to furnish a report by management on the effectiveness of internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act. We will design, implement, and test the internal controls over financial reporting required to comply with these obligations. If we identify material weaknesses in our internal control over financial reporting, if we are unable to comply with the requirements of Section 404 in a timely manner or assert that our internal control over financial reporting is effective, or if our independent registered public accounting firm is unable to express an opinion as to the effectiveness of its internal control over financial reporting when required, investors may lose confidence in the accuracy and completeness of our financial reports and the market price of the common stock could be negatively affected. We also could become subject to investigations by the stock exchange on which the securities are listed, the Commission, or other regulatory authorities, which could require additional financial and management resources.

As an “emerging growth company” under the JOBS Act, we are permitted to rely on exemptions from certain disclosure requirements.

The term “emerging growth company” means an issuer that had total annual gross revenues of less than $1,070,000,000 during its most recently completed fiscal year. An issuer that is an emerging growth company as of the first day of that fiscal year shall continue to be deemed an emerging growth company until the earliest of: (a) The last day of the fiscal year of the issuer during which it had total annual gross revenues of $1,070,000,000 or more; (b) The last day of the fiscal year of the issuer following the fifth anniversary of the date of the first sale of common equity securities of the issuer pursuant to an effective registration statement under the Securities Act of 1933; (c) The date on which such issuer has, during the previous three year period, issued more than $1,000,000,000 in non-convertible debt; or (d) The date on which such issuer is deemed to be a large accelerated filer.

Based on the above definition, we qualify as an “emerging growth company” under the JOBS Act. As a result, we are permitted to, and intend to, rely on exemptions from certain disclosure requirements. For so long as we are an emerging growth company, we will not be required to:

●	have an auditor report on our internal control over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act;

●	comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the consolidated financial statements (i.e., an auditor discussion and analysis);

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●	submit certain executive compensation matters to stockholder advisory votes, such as “say-on-pay” and “say-on-frequency”; and

●	disclose certain executive compensation related items such as the correlation between executive compensation and performance and comparisons of the chief executive officer’s compensation to median employee compensation.

In addition, Section 102 of the JOBS Act also provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to take advantage of the benefits of this extended transition period. Our consolidated financial statements may therefore not be comparable to those of companies that comply with such new or revised accounting standards.

We will remain an “emerging growth company” for up to five years, or until the earliest of (i) the last day of the first fiscal year in which our total annual gross revenues exceed $1 billion, (ii) the date that we become a “large accelerated filer” as defined in Rule 12b-2 under the Exchange Act, which would occur if the market value of our ordinary shares that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter or (iii) the date on which we have issued more than $1 billion in non-convertible debt during the preceding three year period.

Until such time, however, we cannot predict if investors will find our common stock less attractive because we may rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and warrants and the price of our securities may be more volatile.

As an emerging growth company, our auditor is not required to attest to the effectiveness of our internal controls.

Our independent registered public accounting firm is not required to attest to the effectiveness of our internal control over financial reporting while we are an emerging growth company. This means that the effectiveness of our financial operations may differ from our peer companies in that they may be required to obtain independent registered public accounting firm attestations as to the effectiveness of their internal controls over financial reporting and we are not. While our management will be required to attest to internal control over financial reporting and we will be required to detail changes to our internal controls on a quarterly basis, we cannot provide assurance that the independent registered public accounting firm’s review process in assessing the effectiveness of our internal controls over financial reporting, if obtained, would not find one or more material weaknesses or significant deficiencies. Further, once we cease to be an emerging growth company, we will be subject to independent registered public accounting firm attestation regarding the effectiveness of our internal controls over financial reporting. Even if management finds such controls to be effective, our independent registered public accounting firm may decline to attest to the effectiveness of such internal controls and issue a qualified report.

We are considered a “smaller reporting company” and are exempt from certain disclosure requirements, which could make our common stock less attractive to potential investors.

Rule 12b-2 of the Exchange Act a “smaller reporting company” means an issuer that is not an investment company, an asset-backed issuer, or a majority-owned subsidiary of a parent that is not a smaller reporting company and that:

a)	Had a public float of less than $250 million; or

b)	Had annual revenues of less than $100 million and either:

a.	No public float; or

b.	A public float of less than $700 million.

Whether an issuer is a smaller reporting company is determined on an annual basis.

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As a smaller reporting company, we will not be required and may not include a Compensation Discussion and Analysis section in our proxy statements; we will provide only two years of financial statements; and we need not provide the table of selected financial data. We also will have other “scaled” disclosure requirements that are less comprehensive than issuers that are not smaller reporting companies which could make our common stock less attractive to potential investors, which could make it more difficult for our stockholders to sell their shares.

Provisions of our certificate of incorporation and bylaws may delay or prevent a take-over which may not be in the best interests of our shareholders.

Provisions of our certificate of incorporation and bylaws may be deemed to have anti-takeover effects, which include, among others, when and by whom special meetings of our shareholders may be called, and may delay, defer or prevent a takeover attempt. In addition, our certificate of incorporation authorizes the issuance of shares of preferred stock with such rights and preferences as may be determined from time to time by our board of directors in their sole discretion. Our board may, without shareholder approval, issue shares of preferred stock with dividends, liquidation, conversion, voting or other rights that could adversely affect the voting power or other rights of the holders of our common stock.

Provisions of our certificate of incorporation may prevent shareholder derivative actions or any other actions brought against the officers or directors of the Company from being brought in any court except the Court of Chancery of the State of Delaware.

Our Certificate of Incorporation includes an exclusive forum provision that states in pertinent part that unless the Company consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for the following types of actions or proceedings under Delaware statutory or common law, including, any derivative action or proceeding brought on behalf of the Company, actions asserting breaches of fiduciary duties, and actions related to the Company’s certificate of incorporation, bylaws, the Delaware General Corporation Law and so forth. Additionally, unless the Company otherwise consents, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended, subject to and contingent upon a final adjudication in the State of Delaware of the enforceability of such exclusive forum provision. These provisions limit the ability of the Company’s shareholders to bring actions in any court other than the Court of Chancery (or federal court), which ultimately may disadvantage the Company’s shareholders or be cost prohibitive. Notwithstanding the foregoing, there is uncertainty as to whether a court would enforce such provision and that investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder. Furthermore, the exclusive forum provision does not apply to actions arising under the Securities Exchange Act of 1934.

Fiduciaries investing the assets of a trust or pension or profit-sharing plan must carefully assess an investment in our Company to ensure compliance with ERISA.

In considering an investment in the Company of a portion of the assets of a trust or a pension or profit-sharing plan qualified under Section 401(a) of the Code and exempt from tax under Section 501(a), a fiduciary should consider (i) whether the investment satisfies the diversification requirements of Section 404 of ERISA; (ii) whether the investment is prudent, since the Shares are not freely transferable and there may not be a market created in which the Shares may be sold or otherwise disposed; and (iii) whether interests in the Company or the underlying assets owned by the Company constitute “Plan Assets” under ERISA. See “ERISA Considerations.”

USE OF PROCEEDS

We are filing the Registration Statement of which this prospectus is a part to permit holders of the Common Stock and holders of the Warrants, described in the section entitled “Selling Stockholders”, to resell such shares of our Common Stock and shares of our Common Stock underlying such Warrants issuable upon exercise of the Warrants. We will not receive any proceeds from the resale of any shares of Common Stock offered by this prospectus by the selling stockholders. Upon any exercise of the Warrants by payment of cash, however, we will receive the exercise price of the Warrants. Assuming the full exercise of the Warrants for cash at an exercise price of $0.09 per share we would received gross proceeds in the amount of $8,415,000.

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The selling stockholders will pay any underwriting discounts and commissions and expenses incurred by such selling stockholders for brokerage, accounting, tax or legal services or any other expenses incurred by such selling stockholders in disposing of the shares. We will bear all other costs, fees and expenses incurred in effecting the registration of the shares covered by this prospectus, including, without limitation, all registration and filing fees and expenses of our counsel and our auditors.

SELLING STOCKHOLDERS

The shares of Common Stock being offered by the selling stockholders consist of (i) shares of Common Stock previously issued to certain of the selling stockholders in a private placement offering that occurred during June and July of 2020 and (ii) shares of Common Stock issuable to certain of the selling stockholders upon exercise of the Warrants previously issued to those selling stockholders in a separate private placement offering that occurred during July and August of 2020. We are registering the shares of Common Stock in order to permit the selling stockholders to offer the shares for resale from time to time. The selling stockholders have not had any material relationship with us within the past three years. To our knowledge, none of the selling stockholders listed below are broker-dealers or affiliates of broker-dealers.

The selling stockholders might not sell any or all of the shares covered by this prospectus or may sell or dispose of some or all of the shares other than pursuant to this prospectus. Because the selling stockholders may not sell or otherwise dispose of some or all of the shares covered by this prospectus and because there are currently no agreements, arrangements or understandings with respect to the sale or other disposition of any of the shares, we cannot estimate the number of the shares that will be held by the selling stockholders after completion of the offering. We do not know how long the selling stockholders issued the Warrants will hold the Warrants, whether any will exercise the Warrants, and upon such exercise (if any), how long such selling stockholder will hold the shares of Common Stock issued in connection with such exercise before selling them.

The table below lists the selling stockholders and other information regarding the beneficial ownership (as determined under Section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder) of the shares of Common Stock held by each of the selling stockholders. The table is prepared based on information supplied to us by the selling stockholders. The second column lists the number of shares of Common Stock beneficially owned by the selling stockholders, based on their respective ownership of shares as of August 28, 2020. The third column lists the shares of Common Stock being offered by this prospectus by the selling stockholders. The fourth column assumes the sale of all of the shares offered by the selling stockholders pursuant to this prospectus.

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Name of Selling Stockholder	Number of Shares of Common Stock Beneficially Owned Prior to Offering		Maximum Number of Shares of Common Stock to be Sold Pursuant to this Prospectus	Number of Shares of Common Stock Beneficially Owned After Offering(7)
Bespoke Growth Partners, Inc.	2,500,000	(1)(2)(3)	2,500,000	0
Goudy Park Capital LP	8,312,500	(1)(2)(4)	8,312,500	0
Bibicoff Family Trust	375,000	(1)	375,000	0
Karl Ward Brewer	3,125,000	(1)	3,125,000	0
LegendCap Opportunity Fund LLC	750,000	(1)	750,000	0
Scott Patrick Tanner	125,000	(1)	125,000	0
Scott Michael Weis	1,250,000	(1)	1,250,000	0
Jeffrey Kobylarz	1,562,500	(1)(2)(5)	1,562,500	0
Article Fourth Trust	312,500	(2)	312,500	0
Bella Coola LP	500,000	(2)	500,000	0
Blaszczak, Kamil	312,500	(2)	312,500	0
Bowden, Jeb	2,500,000	(2)	2,500,000	0
Britting, Dean	625,000	(2)	625,000	0
Cavalry Fund	6,250,000	(2)	6,250,000	0
Coll, Arieh	7,500,000	(2)	7,500,000	0
David S. Nagelberg 2003 Revocable Trust, David Nagelberg, TTEE	6,250,000	(2)	6,250,000	0
Dent, David	1,250,000	(2)	1,250,000	0
DeYoung, James W.	625,000	(2)	625,000	0
D-W Investments LLC	437,500	(2)	437,500	0
Feldman Family Trust, Andrew Feldman & Jeri Feldman, TTEES	468,750	(2)	468,750	0
Fenton, Dave	312,500	(2)	312,500	0
FirstFire	3,437,500	(2)	3,437,500	0
Franger LLC	625,000	(2)	625,000	0
Generation Capital Leverage LLC	156,250	(2)	156,250	0
Hannon, Robert	312,500	(2)	312,500	0
Herskowitz, Mark	1,250,000	(2)	1,250,000	0
High Capital Funding LLC	156,250	(2)	156,250	0
Hintzen, Cheryl	1,250,000	(2)	1,250,000	0
Horberg Enterprises	312,500	(2)	312,500	0
Joel Yanowitz & Amy B. Metzenbaum Rev Trust, Joel Yanowitz, TTEE	625,000	(2)	625,000	0
Kersch, Mitchell	1,250,000	(2)	1,250,000	0
L1 Capital	5,000,000	(2)	5,000,000	0
Marano, Veronica & Thomas Volckening	2,500,000	(2)	2,500,000	0
Nash, John	6,250,000	(2)	6,250,000	0
Nicholas & Paddi Arthur Family Trust, Nicholas j. Arthur, TTEE	3,125,000	(2)	3,125,000	0
Northlea Partners LLLP	312,500	(2)	312,500	0
Palmer, David	312,500	(2)	312,500	0
Porter Parters LP	3,125,000	(2)	3,125,000	0
Puritian Partners LLC	8,125,000	(2)	8,125,000	0
Red Diamond Partners LLC	3,125,000	(2)	3,125,000	0
Rogers, Richard Dyke	1,250,000	(2)	1,250,000	0
Sabr Capital	312,500	(2)	312,500	0
SC Recovery	156,250	(2)	156,250	0
Smukler, Andrew	1,250,000	(2)	1,250,000	0
Special Equity Opportunity Fund	4,500,000	(2)	4,500,000	0
Struve, Clayton	1,250,000	(2)	1,250,000	0
Wegmann, Scott	625,000	(2)	625,000	0
Whittemore Inv LLC	312,500	(2)	312,500	0
Wong, Ryan	1,250,000	(2)	1,250,000	0
Joseph Gunnar & Co., LLC(6)	8,500,000	(2)	8,500,000	0
Total	106,000,000		106,000,000	0

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(1)	Unless otherwise indicated, represents shares of Common Stock issued to the selling stockholder in a private placement offering that occurred during June 2020 and July 2020 pursuant to a securities purchase agreement in reliance on Regulation D, Rule 506(b) under the Securities Act.

(2)	Unless otherwise indicated, represents shares of Common Stock issuable upon the exercise of Warrants that were issued to the selling stockholder in a private placement offering that occurred during July 2020 and August 2020 pursuant to a securities purchase agreement in reliance on Regulation D, Rule 506(b) under the Securities Act.

(3)	Represents 1,250,000 shares of Common Stock issued in the private placement offering that occurred during June 2020 and July 2020 and 1,250,000 shares issuable upon the exercise of Warrants that were issued to the selling stockholder in a private placement offering that occurred during July 2020 and August 2020.

(4)	Represents 4,687,500 shares of Common Stock issued in the private placement offering that occurred during June 2020 and July 2020 and 3,625,000 shares issuable upon the exercise of Warrants that were issued to the selling stockholder in a private placement offering that occurred during July 2020 and August 2020.

(5)	Represents 937,500 shares of Common Stock issued in the private placement offering that occurred during June 2020 and July 2020 and 625,000 shares issuable upon the exercise of Warrants that were issued to the selling stockholder in a private placement offering that occurred during July 2020 and August 2020.

(6)	Represents 8,500,000 shares of Common issuable upon the exercise of Placement Agent Warrants that were issued to the selling stockholder in connection with a private placement offering that occurred during July 2020 and August 2020.

(7)	For purposes of this table, the Company assumes that all of the shares covered by this prospectus will be sold by the selling stockholders.

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DESCRIPTION OF CAPITAL STOCK

General

Our amended and restated certificate of incorporation authorizes 950,000,000 shares of common stock, $0.000001 par value per share, and 50,000,000 shares of preferred stock, $0.000001 par value per share.

As of August 28, 2020, there were 174,678,603 shares of our Common Stock outstanding, and no shares of Preferred Stock outstanding.

Common Stock

Holders of our Common Stock are entitled to one vote for each share on all matters submitted to a stockholder vote. Our Common Stock does not have cumulative voting rights. Holders of our Common Stock representing a majority of the voting power of our capital stock issued and outstanding and entitled to vote, represented in person or by proxy, are necessary to constitute a quorum at any meeting of our stockholders. A vote by the holders of a majority of our outstanding shares is required to effectuate certain fundamental corporate changes such as liquidation, merger or an amendment to our certificate of incorporation. Although there are no provisions in our charter or by-laws that may delay, defer or prevent a change in control, the board of directors is authorized, without stockholder approval, to issue shares of preferred stock that may contain rights or restrictions that could have this effect. Holders of Common Stock are entitled to share in all dividends that the board of directors, in its discretion, declares from legally available funds. In the event of liquidation, dissolution or winding up, each outstanding share entitles its holder to participate pro rata in all assets that remain after payment of liabilities and after providing for each class of stock, if any, having preference over the Common Stock. Holders of our Common Stock have no pre-emptive rights, no conversion rights and there are no redemption provisions applicable to our Common Stock.

Preferred Stock

Our amended and restated certificate of incorporation provides that we are authorized to issue up to 50,000,000 shares of preferred stock with a par value of $0.000001 per share. Our board of directors has the authority, without further action by the stockholders, to issue from time to time the preferred stock in one or more series for such consideration and with such relative rights, privileges, preferences and restrictions that the board may determine. The preferences, powers, rights and restrictions of different series of preferred stock may differ with respect to dividend rates, amounts payable on liquidation, voting rights, conversion rights, redemption provisions, sinking fund provisions and purchase funds and other matters. Each series of preferred stock is to be issued under our amended and restated certificate of incorporation and a certificate of designation to be approved by our board of directors or a committee thereof and filed with the Secretary of State of the State of Delaware in accordance with the General Corporation Law of the State of Delaware, including statutory and reported decisional law thereunder. The issuance of preferred stock could adversely affect the voting power or other rights of the holders of common stock.

Of the 50,000,000 shares of authorized preferred stock, no shares have been designated and no shares of preferred stock are outstanding.

Options, Warrants and Convertible Debentures

As of August 28, 2020, we had issued and outstanding options for an aggregate of 3,277,500 shares of our Common Stock.

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As of August 28, 2020, we had issued and outstanding warrants to purchase up to 93,500,000 shares of Common Stock at an exercise price of $0.09 per share. These warrants have a term of three (3) years from the date of issuance.

As of August 28, 2020, we had issued and outstanding convertible debentures in the principal amount of $7,650,000 convertible into 85,000,000 shares of common stock at a conversion price of $0.09 based on the face value of those convertible debentures. The convertible debentures are convertible into shares of Common Stock based on such principal amount outstanding plus all accrued but unpaid interest and all other amounts, costs, expenses, and liquidated damages due in respect of the debentures.

Election of Directors

The holders of shares of Common Stock elect the members of our board of directors. Each share of Common Stock is entitled to one vote. Directors are elected by a majority of the votes cast in an uncontested election (i.e., where the number of nominees does not exceed the number of directors to be elected) and a plurality of votes in a contested election.

Dividends

Since inception we have not paid any dividends on our Common Stock. We currently do not anticipate paying any cash dividends in the foreseeable future on our Common Stock. Although we intend to retain our earnings, if any, to finance the exploration and growth of our business, our board of directors will have the discretion to declare and pay dividends in the future. Payment of dividends in the future will depend upon our earnings, capital requirements, and other factors, which our board of directors may deem relevant.

Anti-Takeover Effects of Provisions of the Delaware General Corporation Law and our Certificate of Incorporation and Bylaws

Provisions of the Delaware General Corporation Law, or the DGCL, and our amended and restated certificate of incorporation and bylaws could make it more difficult to acquire us by means of a tender offer, a proxy contest or otherwise, or to remove incumbent officers and directors. These provisions, summarized below, are expected to discourage certain types of coercive takeover practices and takeover bids that our board of directors may consider inadequate and to encourage persons seeking to acquire control of us to first negotiate with our board of directors. We believe that the benefits of increased protection of our ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging takeover or acquisition proposals because, among other things, negotiation of these proposals could result in improved terms for our stockholders.

Delaware Anti-Takeover Statute. We are subject to Section 203 of the DGCL. Subject to certain exceptions, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for three years following the date the person became an interested stockholder, unless the interested stockholder attained such status with the approval of our board of directors or unless the business combination is approved in a prescribed manner.

Section 203 of the DGCL generally defines a “business combination” to include, among other things, any merger or consolidation involving us and the interested stockholder and the sale of more than 10% of our assets.

In general, an “interested stockholder” is any entity or person beneficially owning 15% or more of our voting stock or any entity or person associated or affiliated with or controlling or controlled by such entity or person.

Amendments to Our Certificate of Incorporation. Under the DGCL, the affirmative vote of a majority of the outstanding shares entitled to vote thereon and a majority of the outstanding stock of each class entitled to vote thereon is required to amend a corporation’s certificate of incorporation. Under the DGCL, the holders of the outstanding shares of a class of our capital stock shall be entitled to vote as a class upon a proposed amendment, whether or not entitled to vote thereon by the certificate of incorporation, if the amendment would:

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-	increase or decrease the aggregate number of authorized shares of such class;

-	increase or decrease the par value of the shares of such class; or

-	alter or change the powers, preferences or special rights of the shares of such class so as to affect them adversely.

If any proposed amendment would alter or change the powers, preferences or special rights of one or more series of any class of our capital stock so as to affect them adversely, but shall not so affect the entire class, then only the shares of the series so affected by the amendment shall be considered a separate class for the purposes of this provision.

Vacancies in the board of directors. Our bylaws provide that, subject to limitations, any vacancy occurring in our board of directors for any reason may be filled by a majority of the remaining members of our board of directors then in office, even if such majority is less than a quorum. Each director so elected shall hold office until the expiration of the term of the other directors. Each such directors shall hold office until his or her successor is elected and qualified, or until the earlier of his or her death, resignation or removal.

Special Meetings of Stockholders. Under our bylaws, special meetings of stockholders may be called at any time by our President whenever so directed in writing by a majority of the entire board of directors. Special meetings can also be called whenever one-third of the number of shares of our capital stock entitled to vote at such meeting shall, in writing, request one. Under the DGCL, written notice of any special meeting must be given not less than 10 nor more than 60 days before the date of the special meeting to each stockholder entitled to vote at such meeting.

No Cumulative Voting. The DGCL provides that stockholders are denied the right to cumulate votes in the election of directors unless our certificate of incorporation provides otherwise. Our amended and restated certificate of incorporation does not provide for cumulative voting.

The OTCQB Quotation

Our common stock is quoted on the OTCQB under the symbol “TRNF.”

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Nevada Agency and Transfer Company. The transfer agent’s address is 50 West Liberty Street, Suite 880, Reno NV 89501, and its telephone number is 775-322-0626.

PLAN OF DISTRIBUTION

We are registering the shares of Common Stock and shares of Common Stock issuable upon the exercise of the Warrants to permit the resale of these shares of Common Stock by the respective selling stockholders from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the selling stockholders of the shares of Common Stock. Upon any exercise of the Warrants by payment of cash, however, we will receive the exercise price of the Warrants. We will bear all fees and expenses incident to our obligation to register the shares of Common Stock.

The selling stockholders may sell all or a portion of the shares of Common Stock held by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the shares of Common Stock are sold through underwriters or broker-dealers, the selling stockholders will be responsible for underwriting discounts or commissions or agent’s commissions. The shares of Common Stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions, pursuant to one or more of the following methods:

●	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

●	in the over-the-counter market;

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●	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

●	through the writing or settlement of options, whether such options are listed on an options exchange or otherwise;

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	short sales made after the date the Registration Statement is declared effective by the SEC;

●	broker-dealers may agree with a selling security holder to sell a specified number of such shares at a stipulated price per share;

●	a combination of any such methods of sale; and

●	any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares of Common Stock under Rule 144 promulgated under the Securities Act of 1933, as amended, if available, rather than under this prospectus. In addition, the selling stockholders may transfer the shares of Common Stock by other means not described in this prospectus. If the selling stockholders effect such transactions by selling shares of Common Stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling stockholders or commissions from purchasers of the shares of Common Stock for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of the shares of Common Stock or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the shares of Common Stock in the course of hedging in positions they assume. The selling stockholders may also sell shares of Common Stock short and deliver shares of Common Stock, as applicable, covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The selling stockholders may also loan or pledge shares of Common Stock to broker-dealers that in turn may sell such shares.

The selling stockholders may pledge or grant a security interest in some or all of the shares of Common Stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of Common Stock from time to time pursuant to this prospectus or any amendment to this prospectus or other applicable provision of the Securities Act amending, if necessary, the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholders also may transfer and donate the shares of Common Stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

To the extent required by the Securities Act and the rules and regulations thereunder, the selling stockholders and any broker-dealer participating in the distribution of the shares of Common Stock may be deemed to be “underwriters” within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the shares of Common Stock is made, a prospectus supplement, if required, will be distributed, which will set forth the aggregate amount of shares of Common Stock being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling stockholders and any discounts, commissions or concessions allowed or re-allowed or paid to broker-dealers.

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Under the securities laws of some states, the shares of Common Stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of and Common Stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that any selling stockholder will sell any or all of the shares of Common Stock registered pursuant to the Registration Statement, of which this prospectus forms a part.

The selling stockholders and any other person participating in such distribution will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, including, without limitation, to the extent applicable, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of Common Stock by the selling stockholders and any other participating person. To the extent applicable, Regulation M may also restrict the ability of any person engaged in the distribution of the shares of Common Stock to engage in market-making activities with respect to the shares of Common Stock. All of the foregoing may affect the marketability of the shares of Common Stock and the ability of any person or entity to engage in market-making activities with respect to the shares of Common Stock.

We will pay all expenses of the registration of the shares of Common Stock, including, without limitation, Securities and Exchange Commission filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, a selling stockholder will pay all underwriting discounts and selling commissions, if any.

Once sold under the Registration Statement, of which this prospectus forms a part, the shares of Common Stock will be freely tradable in the hands of persons other than our affiliates.

LEGAL MATTERS

The validity of our Common Stock offered by this prospectus will be passed upon for us by our General Counsel.

EXPERTS

The consolidated financial statements of Taronis Fuels, Inc. as of December 31, 2019 and for the years ended December 31, 2019 and December 31, 2018 incorporated in this prospectus by reference to our Annual Report on Form 10-K for the year ended December 31, 2019, have been so incorporated on reliance on the report (which contains an explanatory paragraph relating to our ability to continue as a going concern as described in the notes to the consolidated financial statements) of Marcum LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

This prospectus is part of the registration statement on Form S-1 we filed with the SEC under the Securities Act of 1933, as amended, and does not contain all the information set forth in the registration statement. Whenever a reference is made in this prospectus to any of our contracts, agreements or other documents, the reference may not be complete, and you should refer to the exhibits that are a part of the registration statement or the exhibits to the reports or other documents incorporated by reference in this prospectus for a copy of such contract, agreement or other document.

Because we are subject to the information and reporting requirements of the Securities Exchange Act of 1934, as amended, we file annual, quarterly and special reports, and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov or on our website at http://www.taronisfuels.com.

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The website addresses referenced herein are not intended to function as hyperlinks, and the information contained in our website and in the SEC’s website is not incorporated by reference into this prospectus and should not be considered to be part of this prospectus.

In addition, the public may read and copy any materials we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The Securities and Exchange Commission (“SEC”) allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this Registration Statement, and later information filed with the SEC will update and supersede this information. We hereby incorporate by reference into this Registration Statement the following documents previously filed with the SEC:

●	Our Annual Report on Form 10-K for the year ended December 31, 2019, filed with the SEC on May 22, 2020.

●	Our Quarterly Reports on Form 10-Q and Form 10-Q/A for the quarter ended March 31, 2020, filed with the SEC on July 6, 2020 and July 8, 2020, respectively, and Form 10-Q for the quarter ended June 30, 2020, filed with the SEC on August 19, 2020.

●	Our Current Reports on Form 8-K and Form 8-K/A, filed with the SEC on February 4, 2020 (except for information contained therein which is furnished rather than filed), February 5, 2020 (except for information contained therein which is furnished rather than filed), March 30, 2020, April 17, 2020, April 20, 2020, May 15, 2020, May 28, 2020, June 11, 2020 (except for information contained therein which is furnished rather than filed), June 18, 2020, August 10, 2020, August 19, 2020 (except for information contained therein which is furnished rather than filed), and August 21, 2020.

●	The description of our Common Stock contained in our registration statement on Form 10-12G (File No. 191283803) filed with the SEC on September 30, 2019, as subsequently amended.

In addition, all documents filed by the Registrant pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the filing of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which de-registers all securities then remaining unsold shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing such documents, except as to specific sections of such statements as set forth therein. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement contained herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in any subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Under no circumstances shall any information furnished under Item 2.02 or 7.01 of Form 8-K be deemed incorporated herein by reference, unless such Form 8-K expressly provides to the contrary.

We will provide to each person to whom a prospectus is delivered, upon written or oral request, at no cost to the requester, a copy of any or all of the information that is incorporated by reference in this prospectus. Requests for such information should be directed to:

Taronis Fuels, Inc.

Attention: Corporate Secretary

24980 N. 83rd Avenue, Ste. 100

Peoria, AZ 85383

(866) 370-3835

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Up to 12,500,000 Shares of Common Stock and 93,500,000 Shares of Common Stock underlying Common Stock Warrants

PROSPECTUS

_____________________, 2020

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table indicates the expenses to be incurred in connection with the offering described in this registration statement, all of which will be paid by us. All amounts are estimated except the SEC registration fee.

Amount
SEC registration fee	$1,926.23
Legal fees and expenses	5,000
Accounting fees and expenses	12,000
Miscellaneous expenses	0
Total expenses	$18,926.23

Item 14. Indemnification of Directors and Officers.

The Delaware General Corporation Law and our certificate of incorporation and by-laws provide for indemnification of our directors and officers for liabilities and expenses that they may incur in such capacities. In general, directors and officers are indemnified with respect to actions taken in good faith in a manner reasonably believed to be in, or not opposed to, the best interests of the registrant and, with respect to any criminal action or proceeding, actions that the indemnitee had no reasonable cause to believe were unlawful.

Our certificate of incorporation provides that no director shall be personally liable to us or to our stockholders for monetary damages for breach of fiduciary duty as a director, except that the limitation shall not eliminate or limit liability to the extent that the elimination or limitation of such liability is not permitted by the Delaware General Corporation Law as the same exists or may hereafter be amended.

Our by-laws further provide for the indemnification of our directors and officers to the fullest extent permitted by Section 145 of the Delaware General Corporation Law, including circumstances in which indemnification is otherwise discretionary. A principal effect of these provisions is to limit or eliminate the potential liability of our directors for monetary damages arising from breaches of their duty of care, subject to certain exceptions. These provisions may also shield directors from liability under federal and state securities laws.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment of expenses incurred or paid by a director, officer or controlling person in a successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to the court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

We maintain a general liability insurance policy that covers certain liabilities of directors and officers of our corporation arising out of claims based on acts or omissions in their capacities as directors or officers.

Item 15. Recent Sales of Unregistered Securities.

On August 25, 2020, we issued 200,000 shares of restricted common stock to a consultant for services rendered or to be rendered. The shares were issued in reliance upon the exemption from registration provided by Section 4(a)(2) under the Securities Act of 1933, or the Securities Act.

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On August 21, 2020, we issued 200,000 shares of restricted common stock to a consultant for services rendered or to be rendered. The shares were issued in reliance upon the exemption from registration provided by Section 4(a)(2) under the Securities Act of 1933, or the Securities Act.

Pursuant to a Purchase Agreement under which the Company acquired the entire intellectual property portfolio of BBHC, Inc., on August 19, 2020, the Company issued 7,092,199 shares of restricted common stock to BBHC, Inc.. The shares of restricted common stock were issued in reliance upon an exemption from registration afforded by Section 4(a)(2) of the Securities Act of 1933, as amended.

On August 12, 2020, the Company issued a total of 200,000 shares of restricted common stock in connection with certain financial obligations related to a transaction the Company closed in May 2020. The shares were issued in reliance upon the exemption from registration provided by Section 4(a)(2) under the Securities Act of 1933, or the Securities Act.

In a private placement offering during July and August 2020, the Company sold a principal amount of $7,650,000 convertible debentures convertible into 85,000,000 shares of common stock at a conversion price of $0.09 based on the face value of those convertible debentures. The convertible debentures are convertible into shares of Common Stock based on such principal amount outstanding plus all accrued but unpaid interest and all other amounts, costs, expenses, and liquidated damages due in respect of the debentures. In connection with the purchase of the Debentures, the investors received warrants to purchase 85,000,000 shares of the Company’s common stock at an exercise price equal to $0.09. In addition, the placement agent in the private placement was granted a common stock purchase warrant for the purchase of 8,500,000 shares of the Company’s common stock. The Debentures and Common Stock Warrants were issued and sold without registration under the Securities Act in reliance on the exemptions provided by Section 4(a)(2) of the Securities Act and Regulation D Rule 506(b) promulgated thereunder and in reliance on similar exemptions under applicable state laws.

During the three months ended June 30, 2020, the Company issued a total of 1,666,667 shares of restricted common stock as a down payment for a corporate office lease. The shares were issued in reliance upon the exemption from registration provided by Section 4(a)(2) under the Securities Act of 1933, or the Securities Act.

On May 6, 2020, we issued 138,000 shares to a consultant for services rendered. The shares were valued at a price of $0.1210 per share and were issued pursuant to an exemption from registration afforded by Section 4(a)(2) of the Securities Act. The shares were not issued from the Company’s equity compensation plan.

On March 30, 2020, we initiated a private placement of restricted common stock to our officers and directors. In connection with the offering five of our officers and directors purchased an aggregate of 4,402,176 shares of restricted common stock at market price of $0.09 per share. The shares were issued pursuant to an exemption from registration afforded by Section 4(a)(2) of the Securities Act, and were purchased directly from the Company for good and valuable consideration.

On March 24, 2020, we issued and an aggregate of 5,000,000 shares of restricted common stock to three consultants for services to be rendered pursuant to their consulting agreements. The shares were valued at market price of approximately $0.10 per share and were issued pursuant to an exemption from registration afforded by Section 4(a)(2) of the Securities Act, and were not issued from the Company’s equity compensation plan.

On February 3, 2020, we issued an aggregate of 445,000 shares of restricted common stock to nine of our employees for services rendered. The shares were valued at a fair value price of $0.14 per share and were issued pursuant to an exemption from registration afforded by Section 4(a)(2) of the Securities Act, and were not issued from the Company’s equity compensation plan.

On January 15, 2020, we entered into a Settlement Agreement with YA II PN, Ltd. and in connection with the settlement of litigation we issued YA II PN, Ltd. a total of 2,375,000 shares of unrestricted common stock, valued at a fair value price of $0.14 per share, pursuant to an exemption from registration afforded by Section 3(a)(10) of the Securities Act.

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On January 10, 2020, we issued an aggregate of 200,000 shares of restricted common stock to three individuals in connection with a pending transaction. The shares were valued at a fair value price of $0.14 per share and were issued pursuant to an exemption from registration afforded by Section 4(a)(2) of the Securities Act.

On January 1, 2020, we issued a member of our Board of Directors 1,472,535 shares of restricted common stock as board compensation. The shares were valued at a fair value price of $0.14 per share and were issued pursuant to an exemption from registration afforded by Section 4(a)(2) of the Securities Act, and were not issued from the Company’s equity compensation plan.

Item 16. Exhibits and Financial Statement Schedules.

(a) Exhibits.

The exhibits to the registration statement for this offering are listed in the Exhibit Index immediately preceding the signature page and incorporated herein by reference.

(b) Financial Statement Schedules.

No financial statement schedules have been submitted because they are not required or are not applicable or because the information required is included in the consolidated financial statements or the notes thereto, which are incorporated herein by reference.

Item 17. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i), (ii), and (iii) do not apply if the registration statement is on Form S-1, Form F-1, Form S-3, or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or, as to a registration statement on Form S-3 or Form F-3, is contained in a form of prospectus filed pursuant to 424(b) of this chapter that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

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(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) each prospectus filed pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

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(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(d) The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

EXHIBIT INDEX

Exhibit Number	Description
3.1	Amended and Restated Certificate of Incorporation of Taronis Fuels, Inc. (incorporated by reference to Exhibit 3.1 to the Registrant’s General Form for Registration of Securities on Form 10-12G filed on September 30, 2019).
3.2	Bylaws of Taronis Fuels, Inc. (incorporated by reference to Exhibit 3.2 to General Form for Registration of Securities on Form 10-12G filed on September 30, 2019).
4.2	Form of Warrant to Purchase Common Stock of Taronis Fuels, Inc. (incorporated by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K filed on August 10, 2020).
4.3	Form of Specimen Certificate for the Registrant’s common stock, $0.000001 par value per share (incorporated by reference to Exhibit 4.1 to the Registrant’s General Form for Registration of Securities on Form 10-12G filed on September 30, 2019).
5.1*	Opinion of Counsel
10.1	Form of Securities Purchase Agreement entered into between the Company and Holders (incorporated by reference to Exhibit 10.2 to the Registrant’s Current Report on Form 8-K filed on August 10, 2020).
10.2	Form of Subscription Agreement, by and among Taronis Fuels, Inc. and the purchasers identified on the signature pages thereto (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on June 18 2020).
10.3	Master Distribution Agreement (incorporated by reference to Exhibit 2.1 the Registrant’s General Form for Registration of Securities on Form 10-12G filed on September 30, 2019).
10.4	Separation Agreement (incorporated by reference to Exhibit 2.2 the Registrant’s General Form for Registration of Securities on Form 10-12G filed on September 30, 2019).
10.5	Transition Services Agreement (incorporated by reference to Exhibit 10.2 the Registrant’s General Form for Registration of Securities on Form 10-12G filed on September 30, 2019).
10.6	Tax Sharing Agreement (incorporated by reference to Exhibit 10.1 the Registrant’s General Form for Registration of Securities on Form 10-12G filed on September 30, 2019).
10.7†	Taronis Fuels, Inc. 2019 Equity Incentive Plan (incorporated by reference to Exhibit 10.4 the Registrant’s General Form for Registration of Securities on Form 10-12G filed on September 30, 2019).

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10.8†	Taronis Fuels, Inc. Executive Bonus Plan (incorporated by reference to Exhibit 10.5 the Registrant’s General Form for Registration of Securities on Form 10-12G filed on September 30, 2019).
10.9†	Taronis Fuels, Inc. Director Compensation Policy and Stock Ownership Guidelines (incorporated by reference to Exhibit 10.9 the Registrant’s General Form for Registration of Securities on Form 10-12G filed on September 30, 2019).
10.10†	Taronis Fuels, Inc. Executive Severance Plan (incorporated by reference to Exhibit 10.10 the Registrant’s General Form for Registration of Securities on Form 10-12G filed on September 30, 2019).
10.11	Taronis Fuels, Inc. Insider Trading Policy (incorporated by reference to Exhibit 10.11 the Registrant’s General Form for Registration of Securities on Form 10-12G filed on September 30, 2019).
10.12†	Taronis Fuels, Inc. 2019 Employee Stock Purchase Plan (incorporated by reference to Exhibit 10.12 the Registrant’s General Form for Registration of Securities on Form 10-12G filed on September 30, 2019).
10.13	“Form of” Membership Interest Purchase and Sale Agreement (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed May 27, 2020).
10.14	“Form of” Promissory Note (incorporated by reference to Exhibit 10.2 to the Registrant’s Current Report on Form 8-K filed May 27, 2020).
10.15	“Form of” Membership Interest Purchase and Sale Agreement (incorporated by reference to Exhibit 10.3 to the Registrant’s Current Report on Form 8-K filed May 27, 2020).
10.16	Form of Debenture of Taronis Fuels, Inc. (incorporated by reference to Exhibit 10.2 to the Registrant’s Current Report on Form 8-K filed on August 10, 2020).
10.17	Form of Security Agreement entered into by and between the Company and the Holders Form of Debenture of Taronis Fuels, Inc. (incorporated by reference to Exhibit 10.3 to the Registrant’s Current Report on Form 8-K filed on August 10, 2020).
10.18	Form of Subsidiary Guarantee entered into by and between the Company’s Subsidiaries and Holders (incorporated by reference to Exhibit 10.4 to the Registrant’s Current Report on Form 8-K filed on August 10, 2020).
10.19	Purchase Agreement, dated as of August 19, 2020, between BBHC, Inc. and Taronis Fuels, Inc. (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on August 21, 2020).
21.1*	List of Subsidiaries
23.1*	Consent of Marcum LLP, an independent registered public accounting firm.
23.2*	Consent of Legal Counsel (included in the opinion filed as Exhibit 5.1)
24.1*	Power of Attorney (incorporated by reference to the signature page of this Registration Statement).

† Indicates a management contract or any compensatory plan, contract or arrangement.

* Filed herewith.

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SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Peoria, State of Arizona, on this 1st day of September, 2020.

TARONIS FUELS, INC.

By:	/s/ Scott Mahoney
Scott Mahoney
Chief Executive Officer
(Principal Executive Officer)

SIGNATURES AND POWER OF ATTORNEY

We, the undersigned officers and directors of Taronis Fuels, Inc., hereby severally constitute and appoint Scott Mahoney and Tyler B. Wilson, and each of them singly (with full power to each of them to act alone), as our true and lawful attorneys-in-fact and agents, with full power of substitution and re-substitution in each of them for him and in his name, place and stead, and in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement (and any other registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as full to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities held on the dates indicated.

Signature	Title	Date

/s/ SCOTT MAHONEY	Chief Executive Officer and Director	September 1, 2020
Scott Mahoney	(Principal Executive Officer)

/s/ TYLER B. WILSON	Chief Financial Officer, Secretary, Treasurer & General Counsel	September 1, 2020
Tyler B. Wilson, Esq.	(Principal Financial and Accounting Officer)

/s/ ROBERT DINGESS
Robert Dingess	Director	September 1, 2020

/s/ KEVIN POLLACK
Kevin Pollack	Director	September 1, 2020

/s/ WILLIAM STAUNTON
William Staunton	Director	September 1, 2020

/s/ PETER MOLLOY
Peter Molloy	Director	September 1, 2020

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